Dexcom Appoints Kyle Malady to Board of Directors

SAN DIEGO--(BUSINESS WIRE)—October 13, 2020-- DexCom, Inc. (NASDAQ: DXCM), the global leader in real-time continuous glucose monitoring, today announced the appointment of Kyle Malady to its Board of Directors, effective immediately.

Mr. Malady currently serves as executive vice president of global networks and technology & chief technology officer at Verizon Communications Inc. Verizon is one of the world’s largest communication technology companies with greater than $129 billion in revenue in 2019. In his role, Mr. Malady leads the company’s network operations, IT functions, data center management, and customer facing new product realization. This includes oversight of more than 50,000 employees globally. Mr. Malady also serves on several executive committees providing insight into Verizon’s capital spending, mergers and acquisitions, and corporate strategy. He brings to the DexCom Board extensive experience forged during a more than 30-year career in mobile communications technology and strategic innovation that complements DexCom’s leadership in connected solutions and data analytics via its continuous glucose monitoring (CGM) systems.

“We are very excited to welcome Kyle to the DexCom Board,” said Kevin Sayer, chairman, president and CEO at DexCom. “Kyle is one of the world’s foremost leaders in his field and has established himself as an invaluable leader across several of Verizon’s key business units and product offerings over the course of his career. His experience and creativity provide a complementary fit with our efforts to leverage DexCom’s CGM systems and data infrastructure to empower people to take control of their health.”

About Kyle Malady
Kyle Malady is executive vice president of global networks and technology & chief technology officer at Verizon Communications, Inc. He leads the company’s network operations, IT functions, data center management, and customer facing new product realization. Prior to assuming this role, Mr. Malady was head of the Core Engineering and Operations organization within the Global Network and Technology organization. He has also served as Verizon’s vice president of New Product Development, including an instrumental role in the development and commercialization of 4G LTE and the launch of platforms such as VCast Music and Video, VZ Navigator, Push to Talk, VZ MobileWeb, and the Verizon App Store. During his tenure he has held a variety of positions in operations, planning, technology, engineering and finance.

In addition to his experience at Verizon, Mr. Malady manages Caelens Fund, a charity that raises money to provide free cardiac surgeries for children in developing countries. Mr. Malady holds an MBA in finance from the NYU Stern School of Business and Bachelor of Science in Mechanical Engineering from the University of Bridgeport.

About DexCom, Inc.
DexCom, Inc. empowers people to take control of diabetes through innovative continuous glucose monitoring (CGM) systems. Headquartered in San Diego, California, DexCom has emerged as a leader of diabetes care technology. By listening to the needs of users, caregivers, and providers, DexCom simplifies and improves diabetes management around the world.

DexCom, Inc.:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com